As filed with the Securities and Exchange Commission on March 27, 2024

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

VinFast Auto Ltd.

(Exact name of registrant as specified in its charter)

Singapore	Not applicable
(State or other jurisdiction of incorporation	(I.R.S. employer or
organization)	identification No.)

Dinh Vu – Cat Hai Economic Zone

Cat Hai Islands, Cat Hai Town, Cat Hai District

Hai Phong City, Vietnam

+84 225 3969999

(Address of Principal Executive Offices)(Zip Code)

VinFast Auto Ltd. Incentive Award Plan

(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 (212) 947-7200

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies of all correspondence to:

Sharon Lau Stacey Wong Latham & Watkins LLP 9 Raffles Place #42-02 Republic Plaza Singapore 048619 +65 6536 1161

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is omitted from this registration statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the VinFast Auto Ltd. Incentive Award Plan covered by this registration statement as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by VinFast Auto Ltd. (the “Company”) with the U.S. Securities and Exchange Commission (the “Commission”) are incorporated by reference into this registration statement:

(a)            the Company’s prospectus, dated March 22, 2024, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Company’s registration statement on Form F-1 (File No. 333-274475), which contains the Company’s audited financial statements in respect of the latest fiscal year for which such statements have been filed; and

(b)            the description of the Company’s ordinary shares contained in the Company’s registration statement on Form 8-A (File No. 001-41782) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) on August 14, 2023, including any amendment or report filed for the purpose of updating such description.

All reports and documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, and reports on Form 6-K furnished by the Company to the Commission which indicate that they are incorporated herein by reference on or after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which de-registers all such securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this registration statement from the date of filing or furnishing of such reports and documents.

Any statement contained in this registration statement, in an amendment hereto or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed amendment to this registration statement or in any document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Section 172 of the Singapore Companies Act, any provision which purports to exempt or provides an indemnity for officers of a company (including directors) to any extent from or against any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company is void. However, a company is not prohibited from: (a) in the case of providing an indemnity (to any extent) for an officer of a company (including directors) against any liability that would otherwise attach to them in connection with any negligence, default, breach of duty or breach of trust in relation to the company, purchasing and maintaining for any director and officer of the company insurance against any such liability; or (b) indemnifying the individual against liability incurred by him or her to a person other than the company except when the indemnity is against any liability (i) of the officer of the company to pay a fine in criminal proceedings, (ii) of the officer of the company to pay a sum payable to a regulatory authority by way of a penalty in respect of non-compliance with any requirements of a regulatory nature (howsoever arising), (iii) incurred by the officer of the company in defending criminal proceedings in which he or she is convicted, (iv) incurred by the officer of the company in defending civil proceedings brought by the company or a related company in which judgment is given against him or her, or (v) incurred by the individual in connection with an application for relief under Section 76A(13) or Section 391 of the Singapore Companies Act in which the court refuses to grant him or her relief.

Subject to the Singapore Companies Act and every other Singapore statute for the time being in force and affecting our company, our constitution provides that each of our directors and other officers shall be entitled to be indemnified by us against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him in the execution and discharge of his duties or in relation thereto.

Subject to the Singapore Companies Act and every other Singapore statute for the time being in force and affecting our company, VinFast may indemnify our directors and officers against costs, charges, fees and other expenses that may be incurred by any of them in defending any proceedings (whether civil or criminal) relating to anything done or omitted or alleged to be done or omitted by such person acting in his or her capacity as a director, officer or employee of our company, in which judgment is given in his or her favor, or in which he or she is acquitted or in which the courts have granted relief pursuant to the provisions of the Singapore Companies Act or other applicable statutes, provided that such indemnity shall not extend to any liability which by law would otherwise attach to him or her in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to VinFast, or which would otherwise result in such indemnity being void under applicable Singapore laws.

No director or officer of our company shall be liable for any acts, omissions, neglects, defaults or other conduct of any other director or officer, and to the extent permitted by Singapore law, we shall contribute to the amount paid or payable by a director or officer in such proportion as is appropriate to reflect the relative fault of such director or officer, taking into consideration any other relevant equitable considerations, including acts of other directors or officers and our company, and the relative fault of such parties in respect thereof.

In addition, subject to the Singapore Companies Act and every other Singapore statute for the time being in force and affecting our company, no director (including managing director) or other officer shall be liable for the acts, receipts, neglects or defaults of any other director or officer, or for joining in any receipt or other act for conformity, or for any loss or expense incurred by us, through the insufficiency or deficiency of title to any property acquired by order of the directors for us or for the insufficiency or deficiency of any security upon which any of our moneys are invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects are deposited, or any other loss, damage or misfortune which happens in the execution of his or her duties, unless the same happens through his or her own negligence, default, breach of duty or breach of trust.

We have entered into indemnification agreements with each of our directors and officers. These agreements require us to indemnify these individuals to the fullest extent permitted under Singapore law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified, subject to our company reserving its rights to recover the full amount of such advances in the event that he or she is subsequently found to have been negligent or otherwise have breached his or her trust or fiduciary duties to our company or to be in default thereof, or where the Singapore courts have declined to grant relief. These indemnification rights shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of our constitution, agreement, vote of shareholders or disinterested directors or otherwise.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

Exhibit Number	Description
4.1	Constitution of VinFast (incorporated by reference to Exhibit 1.1 to the Shell Company Report on Form 20-F filed with the Commission on August 18, 2023).
4.2	Specimen Ordinary Share Certificate of VinFast (incorporated by reference to Exhibit 2.1 to the Shell Company Report on Form 20-F filed with the Commission on August 18, 2023).
5.1#	Opinion of Rajah & Tann Singapore LLP regarding the validity of the ordinary shares being registered
23.1#	Consent of Ernst & Young Vietnam Limited, an independent registered public accounting firm
23.2#	Consent of Rajah & Tann Singapore LLP (included in Exhibit 5.1)
24.1#	Power of Attorney (included on the signature page to this registration statement).
99.1	VinFast Incentive Award Plan (incorporated by reference to Exhibit 4.9 to the Shell Company Report on Form 20-F filed with the Commission on August 18, 2023).
107#	Filing Fee Table

#            Filed herewith.

ITEM 9. UNDERTAKINGS

(a)            The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, That paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 (§ 230.424 of this chapter);

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Singapore on March 27, 2024.

VINFAST AUTO LTD.

By:	/s/ Le Thi Thu Thuy
Name: Le Thi Thu Thuy
Title: Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Le Thi Thu Thuy as his or her true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any subsequent registration statement filed by the registrant pursuant to Rule 462(b) of the Securities Act, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date
/s/ Pham Nhat Vuong	Managing Director and CEO (principal executive officer)	March 27, 2024
Name: Pham Nhat Vuong

/s/ Le Thi Thu Thuy	Chairwoman and Director	March 27, 2024
Name: Le Thi Thu Thuy

/s/ Nguyen Thi Lan Anh	Chief Financial Officer (principal financial officer and principal accounting officer)	March 27, 2024
Name: Nguyen Thi Lan Anh

/s/ Ngan Wan Sing Winston	Director	March 27, 2024
Name: Ngan Wan Sing Winston

/s/ Ling Chung Yee, Roy	Director	March 27, 2024
Name: Ling Chung Yee, Roy

/s/ Pham Nguyen Anh Thu	Director	March 27, 2024
Name: Pham Nguyen Anh Thu

/s/ Nguyen Thi Van Trinh	Director	March 27, 2024
Name: Nguyen Thi Van Trinh

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of VinFast Auto Ltd., has signed this registration statement in New York, on March 27, 2024.

Authorized U.S. representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.